Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Aquarius Biotechnologies, Inc. and Subsidiary

We have audited the accompanying consolidated financial statements of Aquarius Biotechnologies, Inc. and Subsidiary (the "Company"), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

We have audited the accompanying balance sheets of Aquarius Biotechnologies, Inc. (the “Company”), Inc. as of December 31, 2014 and 2013 and the related statements of operations, changes in stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquarius Biotechnologies, Inc. and Subsidiary (the “Company”) as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note [B] to the consolidated financial statements, the Company has limited liquidity and has generated net losses since inception, these conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes [B] and [M]. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EISNERAMPER LLP

Iselin, New Jersey

February 5, 2015

AQUARIUS BIOTECHNOLOGIES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2014	2013
ASSETS
Current assets:
Cash	$66,680	$212,960
Contract receivable	27,299	31,000
Prepaid expenses and other assets	6,711	6,711

Total current assets	100,690	250,671

Property and equipment, net	5,051	6,028
In-process research and development	207,377	207,377
Deposits	700	700

Total assets	$313,818	$464,776

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$148,103	$46,505
Notes payable	10,000	10,000
Accrued expenses	14,939	8,715
Reserve for indemnification per CPD acquisition agreement	90,328	90,328

Total current liabilities	263,370	155,548

Deferred tax liability - Long term	27,668	6,930
Convertible long-term debt	100,000	100,000

Total liabilities	391,038	262,478

Commitments and contingencies (Note K)

Stockholders' equity (deficit):
Common stock, $0.0001 par value; 5,000,000 shares authorized;
1,141,982 shares issued and outstanding	114	114
Stock subscriptions receivable	(100)	(100)
Additional paid-in capital	431,541	431,541
Accumulated deficit	(508,775)	(229,257)
Total stockholders' equity	(77,220)	202,298

Total liabilities and stockholders' equity	$313,818	$464,776

2

AQUARIUS BIOTECHNOLOGIES, INC. AND SUBSIDIARY

Consolidated Statements of Operations

	December 31,
	2014	2013

Contract research revenue	$304,673	$124,000

Operating expenses:
Research and development costs	496,286	276,564
General and administrative	52,892	64,857
Total operating expenses	549,178	341,421

Loss from operations	(244,505)	(217,421)

Other income (expense):
Interest expense	(5,175)	(3,870)
Total other income (expense)	(5,175)	(3,870)

Net loss before income taxes	(249,680)	(221,291)

Income tax expense	21,838	6,930

Net loss	$(271,518)	$(228,221)

3

AQUARIUS BIOTECHNOLOGIES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity

			Notes
			Receivable	Additional		Total
	Common Stock		from	Paid-In	Accumulated	Stockholders'
	Shares	Amount	Stockholders	Capital	Deficit	Equity

Balance, December 31, 2012	1,000,000	$100	$(100)	$-	$(1,036)	$(1,036)

Shares of common stock issued at $1.85 per share
for CPD Acquisition	100,000	10	-	184,972	-	184,982

Shares of common stock issued at $1.85 to licensee
of technology pursuant to anti-dilution clause	5,263	1	-	9,735	-	9,736

Shares of common stock sold at $6.45 per share
to Angel Investors	34,883	3	-	224,992	-	224,995

Shares of common stock issued at $6.45 to licensee
of technology pursuant to anti-dilution clause	1,836	-	-	11,842	-	11,842

Net loss	-	-	-	-	(228,221)	(228,221)

Balance, December 31, 2013	1,141,982	114	(100)	431,541	(229,257)	202,298

Distribution to shareholder	-	-	-	-	(8,000)	(8,000)

Net loss	-	-	-	-	(271,518)	(271,518)

Balance, December 31, 2014	1,141,982	$114	$(100)	$431,541	$(508,775)	$(77,220)

AQUARIUS BIOTECHNOLOGIES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(271,518)	$(228,221)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	977	122
Issuance of shares to licensee of technology pursuant to anti-dilution clause	-	21,577
Deferred income taxes	20,738	6,930
(Increase) decrease in:
Increase in contracts receivable	3,701	-
Increase in prepaid expenses	-	(5,400)
Increase (decrease) in:
Increase in accounts payable	101,598	46,505
Increase in accrued expenses	6,224	8,716

Net cash used in operating activities	(138,280)	(149,771)

Cash flows from investing activities:
Purchase of equipment	-	(6,150)
Cash acquired in CPD acquisition (Note D)	-	34,922

Net cash provided by investing activities	-	28,772

Cash flows from financing activities:
Distribution to shareholder	(8,000)	-
Proceeds from issuance of convertible notes payable	-	100,000
Proceeds from sale of common stock	-	224,995

Net cash (used in) provided by financing activities	(8,000)	324,995

Net increase (decrease) in cash	(146,280)	203,996

Cash, beginning balance	212,960	8,964

Cash, ending balance	$66,680	$212,960

Non-cash financing activities:
Refer to Note D for non-cash activities for CPD acquisition

Note A - The Company

Aquarius Biotechnologies, Inc. (“Aquarius” or the “Company”) is a clinical-stage biotechnology company that focuses on their revolutionary drug delivery platform called “cochleates.” When applied to existing drugs, cochleates have demonstrated the ability to create oral drug alternatives with non-inferior efficacy for drugs that are currently available and reducing the toxicity of drugs. Aquarius expects to partner with biotech and pharmaceutical companies to develop new drugs using cochleates.

The Company was incorporated on June 8, 2012 as a corporation in Delaware. On August 31, 2013, the Company acquired Coordinated Program Development LLC, a New Jersey limited liability company (“CPD”), and thereafter CPD became a wholly owned subsidiary.

Note B - Liquidity and Going Concern

The Company recorded a net loss of approximately $501,000 from inception (June 8, 2012) to December 31, 2014, and has an accumulated deficit of approximately $509,000 as of December 31, 2014. The Company generated negative cash flows from operations of approximately $138,000 and $150,000 for the years ended December 31, 2014 and 2013, respectively. The Company had raised funds through a National Institutes of Health ("NIH") grant and the sale of promissory notes and common stock.

The Company’s plans are to continue to raise additional funds via equity transactions. Further, the Company is exploring strategic options which may include the sale or merger of the Company into a larger organization - See Note M for discussion of transaction entered into subsequent to year end.

Given its current cash balance and current forecast of expenses, the Company believes it does not have sufficient working capital to fund its current planned operations and to conduct clinical trials to December 31, 2015. All of the above matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note C - Summary of Significant Accounting Policies

[1]	Basis of Presentation:

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Note C - Summary of Significant Accounting Policies (continued)

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CPD LLC, after elimination of all material intercompany accounts, transactions, and gains and losses. CPD LLC was acquired on August 31, 2013. All intercompany accounts and transactions have been eliminated in consolidation.

[2]	Use of estimates:

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[3]	Concentration of credit risk:

The Company places its cash deposits with financial institutions. The Company was not exposed to significant credit risk at December 31, 2014 and 2013.

[4]	Fair value measurement of financial instruments:

Certain of the Company's nonfinancial assets and nonfinancial liabilities may be measured at fair value on a nonrecurring basis. The Company's nonfinancial assets include property and equipment and in-process research and development. These nonfinancial assets are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment of assets.

The Company measures fair value using a hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the resulting fair value measurement. The valuation hierarchy contains three categories:

Level 1 — Valuation inputs are unadjusted quoted market prices in active markets for identical assets and liabilities at the measurement date.

Level 2 — Valuation inputs are either directly or indirectly observable for assets and liabilities that are traded in less active (than in Level 1) dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets and liabilities.

Note C - Summary of Significant Accounting Policies (continued)

Level 3 — Valuation inputs are based on valuation methodologies, and not based on market exchange or on dealer or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections. The valuation techniques in valuing the assets and liabilities require inputs that are both unobservable and significant to the overall fair value measurement.

Financial instruments consist of cash, accounts payable and accrued expenses and related party accounts payable. The carrying value of the cash, accounts payable, accrued expenses and related party accounts payable in the accompanying consolidated balance sheets approximates their fair values as of December 31, 2014 and 2013, because of the relatively short maturity of these items. The fair value of the convertible debt was estimated based upon terms of similar debt instruments for early stage companies.

[5]	Research and development costs:

Research and development is expensed as incurred. Research and development costs consist of cost of outsourced services, patent maintenance costs, licensing fees, cost of materials used in research and development and clinical trials, outside testing and clinical trial management services, and personnel costs. Upfront and milestone payments due to third parties in connection with research and development collaborations prior to regulatory approval are expensed as incurred. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

[6]	Cash and cash equivalents:

For purposes of the statement of cash flows, the Company considers all highly liquid investments with remaining maturities of three months or less to be cash equivalents. There was no cash equivalents at December 31, 2014 or 2013.

[7]	Contracts receivable:

The Company’s subsidiary has received a contract from the NIH for the development of cochleates formulations. The contract receivable represents amounts due from the NIH based upon performance of specified tasks under the contract.

Note C - Summary of Significant Accounting Policies (continued)

[8]	Property and equipment:

Property and equipment are stated at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining term of the lease or the useful life of the improvement. Upon sale or retirement of the assets, the costs of the assets and their related accumulated depreciation are removed from the accounts, and the resultant gain or loss, if any, is included in income.

[9]	Impairment of long-lived assets:

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset might not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset with the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During 2014 and 2013, the Company recorded no impairments.

[10]	Revenue recognition:

The Company recognizes revenue from the NIH contract when the specified performance milestone is achieved. The milestones are analyzed and approved on a monthly basis through progress reports submitted by the Company.

[11]	Intangible asset:

The intangible asset defined as in-process research and development is the estimated fair value of the acquired technology arising from the CPD acquisition (See Note E), namely the development of oral aminoglycoside-cochleate formulations. This asset is not amortized until the commercialization process begins. However, this asset is subject to a review for possible impairment. Management does not believe an impairment has occurred through December 31, 2014.

[12]	Income taxes:

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Note C - Summary of Significant Accounting Policies (continued)

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. The Company is subject to U.S. federal, state and local income tax examinations for 2012 and 2013. The Company recognizes interest and penalties on income taxes as a component of income tax expense.

[13]	Recent accounting pronouncements:

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810 Consolidation”, which eliminated the definition of a Development Stage Entity and the related reporting requirements. ASU 2014-10 is effective for annual reporting periods beginning after December 15, 2014, with early adoption allowed. The Company chose to adopt ASU 2014-10 early, effective in its consolidated financial statements for the years ended to December 31, 2014 and 2013.

In August 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements-Going Concern (ASC Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern" (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2014-15 on its financial statements and disclosures, but does not expect the adoption thereof to have a material impact.

Note C - Summary of Significant Accounting Policies (continued)

[14]	Subsequent events:

The Company has evaluated subsequent events through February 5, 2015, the date on which these consolidated financial statements were available to be issued. Refer to Note M regarding subsequent events.

Note D - Property and Equipment

Property and equipment consisted of the following at December 31:

	2014	2013

Office equipment	$4,250	$4,250
Leasehold improvements	1,900	1,900
Less accumulated depreciation/amortization	(1,099)	(122)

	$5,051	$6,028

Depreciation expense was $977 and $122 for the years ended December 31, 2014 and 2013.

Note E - Acquisition of CPD

On August 31, 2013, the Company acquired 100% of the outstanding membership interest of Coordinated Program Development LLC (“CPD”). The acquisition met the definition of a business acquisition.  CPD is a development stage research company which develops cochleate formulations for oral delivery of medications.  As a result of the acquisition, the Company can develop cochleate formulations under their exclusive license agreement to use certain cochleate technology.

The total consideration of the acquisition was 100,000 shares of common stock of the Company valued at $184,982 and the reserve for indemnification of $90,328. The fair value of the common stock of the Company was determined on the basis of its replacement cost as determined by a buildup of the costs incurred to develop the technology as it existed as of the Closing Date, less a 30% discount.

Note E - Acquisition of CPD (continued)

The following table summarizes the consideration paid for the membership interest in CPD and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date, as follows:

Fair Value of Consideration Transferred

Common stock (100,000 shares)	$184,982
Reserve for indemnification	90,328

Total	$275,310

Fair Value of Identifiable Assets Acquired

Cash	$34,922
Accounts receivable	31,000
Refundable payroll taxes	1,311
Identifiable intangible assets	207,377
Other asset	700
Total identifiable net assets	$275,310

The Company agreed to indemnify the seller of CPD to the extent the income tax of the seller on the gain exceeds $3,000.  The agreement does not indicate whether the amount paid under the indemnification agreement must be grossed-up related to the income tax related to receipt of the indemnification proceeds, however the Company plans to include a tax gross-up related to the indemnification payment. The potential undiscounted amount of all future payments the Company could be required to make is approximately $90,000.

The fair value of the reserve for indemnification is a Level 3 fair value measurement. There has been no change in the fair value for this reserve from August 31, 2013 through December 31, 2014.

Note F - Convertible Notes Payable

On March 23, 2013, the Company issued a convertible note to a stockholder for $100,000. All unpaid principal, together with accrued interest, for the note outstanding, is due and payable after March 23, 2016. The note bears interest at a rate of 5% per annum. Interest accrued on this note in 2014 and 2013 was $5,000 and $3,740, respectively.

Upon a qualified financing that yielded gross proceeds of no less the $1,000,000 or a sale of the Company, the note will automatically convert into shares of equity securities at a price equal to the applicable discount rate of 80% multiplied by the price per share paid for such equities. The note holder also has optional conversion rights in the event of other financing events. Such feature is considered a contingent beneficial conversion feature, which would only be recognized if such an event occurs.

At December 31, 2014 and 2013, the debt is summarized as follows:

	2014	2013
Face amount of debt outstanding	$100,000	$100,000

Refer to Note M for subsequent conversion on January 29, 2015.

Note G - Note Payable

The Company issued a note for a loan that was made by a related party of $10,000. Interest on note is calculated using the applicable federal rate (AFR) for mid-term loans. Interest accrued on this note in 2014 and 2013 was $175 and $130, respectively. Since the note has no specified repayment terms, it is considered a current liability.

Note H - Equity

The Company is authorized to issue 5,000,000 shares of common stock with a par value of $0.0001 per share.

In 2013, the founders of the Company, owning an aggregate of 950,000 shares of common stock entered into agreements which specified certain voting and other rights, and provided the founders with certain share repurchase options, but not an obligation, in the event a founder terminates their relationship with the Company.

In 2013, the Company sold 34,883 shares of common stock to Angel Investors at $6.45 per share.

In connection with the license agreement entered into with UMDNJ (Note I), the Company initially issued 50,000 shares of common stock to the university as partial consideration for the transaction. The Company also agreed to issue to UMDNJ additional shares of common stock to maintain their 5% fully diluted ownership until the Company has raised at least $7.5 million or the Company has a valuation in excess of $30 million. Pursuant to this agreement, the Company issued 1,836 and 5,263 shares to UMDNJ upon the issuance of shares to the Angel Investors and CPD investors. The fair value of such shares of $11,842 and $9,735, respectively, were recorded as additional research and development expense. This anti-dilution clause ceased upon the merger transaction described in Note M.

Note I - License

The Company entered into a license agreement with the University of Medicine and Dentistry of New Jersey ("UMDNJ") for the use of certain technology. As consideration for the license the Company provided UMDNJ with (1) an equity interest in the Company (see note H), (2) royalties on a tiered basis between the low single digits and the low double digits of net sales of products using such licensed technology, (3) an annual license fee between $0 and $25,000, (4) sales based milestone payments. During the years ended December 31, 2014 and 2013, the Company paid UMDNJ only the annual license fees, as there were no commercial sales involving the technology. The Company also agreed to assume the responsibility to pay required patent maintenance fees covering the technology.

Unless otherwise terminated by either party, the term of the license shall be the longer of 7-1/2 years or the expiration of the last patent pursuant to license

Note J - Income Taxes

The Company accounts for income taxes in accordance with ASC 740 (Topic 740, Income Taxes). ASC 740 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected tax consequences or events that have been recognized in the Company's financial statements. This interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken, or expected to be taken in a tax return that have been recorded in the Company's consolidated financial statements for fiscal years 2014 and 2013.

The Company has had a tax loss in each period since inception. The income tax provisions consist of the certain state minimum income tax expense and the amortization of the “naked credit” described below. The “naked tax credits” are derived from the deferred tax liabilities that pertain to capitalized intangible assets that have an indefinite life. When the deferred tax liability is recorded the offset is an increase to goodwill. Accordingly, the deferred tax liabilities cannot be offset with a valuation allowance. Changes in the deferred tax liability will be recorded as an income tax benefit or expense on the accompanying consolidated statements of operations.

The components of the Company’s deferred tax assets and liabilities as of December 31, 2014 and 2013 are as follows:

	2014	2013
Deferred tax assets:
Net operating loss carryforwards	$154,664	$84,507
Timing differences	49,950	5,397
Total deferred tax assets	204,614	89,904
Deferred tax liabilities:
Acquired in-process R&D	38,721	9,692
Depreciation	498	395
Total deferred tax liabilities	39,219	10,087

Valuation allowance	(193,063)	(86,747)
Net deferred tax liability	$27,668	$6,930

At December 31, 2014, the Company had net operating loss carry forwards of approximately $360,000 which may be offset against future taxable income through 2034. Deferred tax assets, resulting principally from the net operating loss carryforwards, amounted to approximately $205,000 and $90,000 at December 31, 2014 and 2013, respectively. The deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of future utilization.

The Internal Revenue Code ("IRC") limits the amounts of NOL carryforwards that a company may use in any one year in the event of certain cumulative changes in ownership over a three-year period as described in Section 382 of the IRC. We have not performed a detailed analysis to determine whether an ownership change has occurred. Such a change in ownership could limit the Company's utilization of the NOL, and could be triggered by subsequent sales of securities by us or our stockholders. The deferred tax asset related to the NOL reflected on the consolidated financial statements could be affected by this limitation.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As there is no assurance of future taxable income, a valuation allowance has been established to offset the deferred tax assets related to all items except for the items that give rise to a “naked credit” at December 31, 2014. The valuation allowance increased $87,000 and $106,000 during the years ended December 31, 2013 and 2014, respectively.

Note K - Leases

CPD has a lease agreement for lab and office space located in Bridgewater, New Jersey. The leases are on a month-to-month basis with a monthly base rent of approximately $1,800. The rental expense under the lease agreement was approximately $21,600 and $5,400 for the years ended December 31, 2014 and 2013, respectively.

Note L - Related Party Transactions

See Notes F and G with respect to promissory notes issued to related parties.

The Company in connection with the intended acquisition (Note M) received a reimbursement from Matinas Biopharma Holdings, Inc. in the amount of approximately $15,000 in December 2014 to be used to pay for legal services in negotiations with the license agreement prior to the closing of the acquisition. This reimbursement is included as a reduction in the research and development costs within the consolidated statements of operations.

Note M - Subsequent Events

On January 29, 2015, the Company entered into an Agreement and Plan of Merger with Matinas Biopharma Holdings, Inc. (“Matinas”). Within the agreement, the Company would become a wholly owned subsidiary of Matinas Biopharma Holdings, Inc. The total consideration received through the Agreement and Plan Merger is to be paid in 3 milestones. At closing, the shareholders of the Company received 4,608,020 shares in Matinas Common stock, which is subject to adjustments after the closing under the terms of the agreement up to 5,000,000 shares of Matinas Common stock. In addition, the Company’s shareholders have the ability to receive an additional 3.000,000 shares of Matinas Common stock through achievement of certain milestones (i) 1,500,000 shares issuable upon the dosing of the first patient in phase III trial sponsored by the Company for a product utilizing Aquarius’ proprietary drug cochleate technology and (ii) 1,500,000 shares issuable upon FDA approval of the first NDA submitted by the Company for product utilizing Aquarius’ proprietary drug cochleate technology.

On January 29, 2015, immediately prior to Merger Agreement the aggregate outstanding principal amount of $100,000 and all interest accrued in a Convertible Promissory Note with the Chief Executive Officer was converted to 21,100 shares of the Company’s Common Stock effective immediately prior to the closing. Upon the Note Conversion, the Note was fully satisfied, extinguished and discharged.

On January 29, 2015, the Company entered into an Amended and Restated Exclusive License Agreement with Rutgers, The State University of New Jersey (successor in interest to the University of Medicine and Dentistry of New Jersey).  As consideration for the license the Company provided Rutgers with (1) a license issue fee of $25,000, (2) an increased equity interest in the Company from 5% to 7.5% (see Note I), (3) royalties on a tiered basis between the low single digits and the mid single digits of net sales of products using such licensed technology, (4) a onetime sales milestone fee of $100,000 when and if sales of products using the licensed technology reach the specified sales threshold and (5) an annual license fee between $10,000 and $50,000.  The Company also agreed to assume the responsibility to pay required patent prosecution and maintenance fees covering the technology.

Unless otherwise terminated by either party, the term of the license, on a country by country basis, shall be the longest of 7-1/2 years from the date of first commercial sale of a product in a country using the licensed technology or until the expiration of the last-to-expire patent rights licensed under the agreement, whichever is longer.